Exhibit 10.20.2

CAPITAL ONE FINANCIAL CORPORATION

2004 Stock Incentive Plan

Restricted Stock Award Agreement

No. of Shares: <No. of Shares>

THIS AGREEMENT, dated the      of                     , 2005 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One”), and <Name> (“you”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan (the “Plan”) and all terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless they are otherwise defined herein.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Capital One Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) of shares of common stock of Capital One, .$.01 par value per share (the “Common Stock”), the vesting of which are subject to continued employment or other conditions;

W I T N E S S E T H :

1. Grant of Restricted Stock. Pursuant and subject to the terms and conditions of the Plan, Capital One hereby grants to you <No. of Shares> shares of Common Stock (the “Restricted Stock”). The Restricted Stock shall vest and become freely transferable only in accordance with the provisions of this Agreement and of the Plan.

2. Non-Transferability. Subject to the provisions of Section 3 hereof, the rights represented by the Restricted Stock shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances. Any purported or attempted transfer of such shares or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Restricted Stock.

3. Lapse of Restrictions.

(a) Vesting. Except as provided in subsections 3(b) and 3(c) below, the Restricted Stock shall, to the extent not theretofore vested or forfeited as provided herein, become transferable and the restrictions thereon shall lapse in full as follows: 25% of the Restricted Stock on the first anniversary of the Date of Grant; 25% of the Restricted Stock on the second anniversary of the Date of Grant; and the remaining 50% of the Restricted Stock on the third anniversary of the Date of Grant.

(b) Effect of Termination of Employment.

(i) Upon your termination of employment with Capital One for any reason other than death, Disability, or Retirement, all shares of Restricted Stock, to the extent not theretofore vested as provided herein, shall immediately be forfeited.

(ii) Upon your termination of employment with Capital One as a result of your death, Disability or Retirement, all of the shares of Restricted Stock shall, to the extent not previously vested or forfeited as provided herein, immediately become transferable and all restrictions thereon shall lapse upon such termination of employment.

(c) Vesting Schedule Upon Eligibility for Retirement.

(i) Unless otherwise determined by the Committee or the Independent Directors, as applicable, and to the extent permitted or required by law, the Shares granted under this Agreement shall become transferable upon the Grantee becoming eligible for Retirement, as defined in the Plan, only and to the extent sufficient, if sold at Fair Market Value, as defined in the Plan, on the date of such eligibility, to provide for the payment of the tax liability caused as a consequence of such eligibility condition in accordance with applicable tax laws. It is understood that the remaining portion of the Shares granted under this Agreement shall continue to vest according to its original schedule.

(ii) Notwithstanding any other provision of this Agreement to the contrary, Capital One will instruct the Plan administrator to withhold and transfer to Capital One the Restricted Stock that becomes transferable pursuant to the immediately foregoing paragraph in satisfaction of Grantee’s tax withholding liability, unless Grantee notifies Capital One of Grantee’s intention to satisfy such tax withholding obligations in another permissible manner not less than 60 days prior to such eligibility date. Capital One reserves the right to change this instruction at any time.

(d) Effect of Change of Control. If a Change of Control of Capital One occurs, then all of the shares of Restricted Stock shall, to the extent not previously vested or forfeited as provided herein, become transferable and all restrictions thereon shall lapse upon the occurrence of such Change of Control.

4. Prohibition of Tax Election. You shall not attempt or purport to elect under Section 83(b) of the Internal Revenue Code to pay income tax at the time of your Restricted Stock grant, and any such attempted or purported election shall result in the immediate forfeiture and cancellation of all Restricted Stock granted to you under this Agreement.

5. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Board or the Committee and subject to the Board’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided, that changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6. Tax Withholding. If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a)	by cash or check payment;

(b)	if the Restricted Stock has vested, by instructing the Plan administrator to sell that number of shares having a Fair Market Value equal to the amount required to be withheld and to deliver the proceeds thereof to Capital One; or

(c)	by such other methods as Capital One may make available from time to time.

7. Governing Law. This Agreement shall be governed by federal law and, to the extent not preempted thereby, by the laws of the Commonwealth of Virginia.

8. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

9. Bound by Plan. In consideration of the grant of the Restricted Stock, you agree that you will comply with such conditions as the Board of Directors and the Committee may impose on the Restricted Stock and be bound by the terms of the Plan.

10. Employment Status. This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

11. Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

Capital One from time to time distributes and makes available to associates a disclosure document relating to the Plan. You may also contact the HR Help Center to obtain a copy of the Plan disclosure document and the Plan. You should carefully read the Plan disclosure document and the Plan. By accepting the benefits of this Restricted Stock Agreement you acknowledge receipt of the Plan and the Plan disclosure document and agree to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:

[signature]

Matthew Schuyler
Executive Vice President, Human Resources